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                                                                 EXHIBIT 23.1


                         INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Farmland Industries, Inc.


We consent to the use of our report on the consolidated financial statements and financial statement schedules of Farmland Industries, Inc. as of August 31, 1994 and 1993 and for each of the years in the three-year period ended August 31, 1994 incorporated herein by reference, and to the references to our firm under the headings "Selected Consolidated Financial Data" in the prospectus supplement and "Experts" in the prospectus.

Our report dated October 21, 1994 contains an explanatory paragraph concerning income tax adjustments proposed by the Internal Revenue Service relating to Terra Resources, Inc.


                              KPMG PEAT MARWICK LLP


Kansas City, Missouri
August 10, 1995